Exhibit 99.1

Imperial Sugar Announces Pending CEO Transition Effective January 29, 2008

John C. Sheptor Designated to Become

President and Chief Executive Officer

Robert A. Peiser Designated to Become Vice Chairman

SUGAR LAND, Texas—(BUSINESS WIRE)—Nov. 1, 2007—Imperial Sugar Company (NASAQ:IPSU) announced today that Robert A. Peiser, its president and ceo since April 2002, will reduce his involvement with the Company effective January 29, 2008, the date of the Company’s annual meeting. At that time, he will assume the position of Vice Chairman through January 2009 and will assist in strategic projects as well as with industry and governmental affairs. Imperial further announced that its Board of Directors has appointed John C. Sheptor, currently its executive vice president and chief operating officer, to the positions of president and ceo also effective January 29, 2008.

Mr. Sheptor, 49, joined Imperial in his current role in February of this year as part of a plan of succession and has been responsible for all operations, logistics, sales, marketing, customer service and commodities management areas that support Imperial’s evolving go-to-market strategies. Prior to joining Imperial, Mr. Sheptor held the position of Project Director from 2005 to 2007 for the Supply Chain Management System initiative funded under President Bush’s Emergency Plan for HIV/AIDS Relief in Washington, DC. Previously, he was Executive Vice President of Merisant Worldwide, Inc., the distributor of Equal(R) from 2001 to 2004, where he led all global operations, including manufacturing, R&D and Information Technologies. Prior to that position, he held general management, supply chain and manufacturing positions for Monsanto Company with a substantial international focus.

Mr. Peiser, 59, joined Imperial in early 2002 and was the architect of its subsequent financial restructuring, its continued balance sheet improvements, the development of an innovative approach to packaging in the consumer and foodservice market and improved operational performance as well as certain business development efforts.

“I am very proud of the accomplishments that our entire team of associates have been able to achieve since I joined the Company,” said Mr. Peiser. “We transferred a financially weak organization with an attitude of having to make do in the commodity world of sugar into an extremely well capitalized company with a dedication to building on the innovations that we have developed so as to reduce the commodity nature of our business.

“However, after almost six years in this position,” he continued, “I felt that it was time for me to branch out in other personal ways, including additional corporate and not-for-profit board service, while insuring that Imperial’s stewardship is placed in the hands of a capable executive who can lead a further transition that will enable the Company to better withstand the inevitable cycles of the sugar industry. John brings to Imperial skills that are very appropriate for the challenges we face, including significant international experience, a focus on R&D and an extensive operations background. I firmly believe that he is the right person at the right time and I am very pleased to be able to support him in any way possible.”

Mr. Sheptor stated that: “I am very excited about this opportunity and Bob’s willingness to remain as Vice Chairman and his continued support to our growth initiatives. This is a company with many strengths and one that is well positioned to achieve the goals that we have laid out before us. We have a unique set of competencies that I plan to capitalize on as we consider all of the opportunities that are in front of us. We are committed to insure that Imperial will lead in operational excellence and customer solutions.”

Imperial’s Chairman of the Board James Gaffney said: “Speaking for our entire Board, we would like to express our appreciation to Bob Peiser for his exceptional performance during the past six years, including the recruitment of a very able successor. I am confident that the Company will continue to advance under John Sheptor’s leadership.”

Imperial Sugar Company is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. With packaging and refining facilities across the U.S., the Company markets products nationally under the Imperial(R), Dixie Crystals(R) and Holly(R) brands. For more information about Imperial Sugar, visit www.imperialsugar.com.

Statements regarding future market prices and margins, future energy costs, future operating results, operating efficiencies, future government and legislative action, future cost savings, future benefit costs, our liquidity and ability to finance our operations, and other statements that are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, market factors, energy costs, the effect of weather and economic conditions, farm and trade policy, our ability to realize planned cost savings, the available supply of sugar, actual or threatened acts of terrorism or armed hostilities, legislative, administrative and judicial actions and other factors detailed in the Company’s Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

CONTACT:	Imperial Sugar Company, Sugar Land
Sr. VP and CFO
Hal Mechler, 281-490-9652

SOURCE:	Imperial Sugar Company